As filed with the Securities and Exchange Commission on June 27, 1997

                                                        Registration No. 333-



                    SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549
                            __________________
                                 FORM S-3
                       REGISTRATION STATEMENT UNDER
                        THE SECURITIES ACT OF 1933
                            __________________
                               P-COM, INC.

  (Exact name of registrant as specified in its charter)

                Delaware                            77-0289371
        (State of Incorporation)                 (I.R.S. Employer
                                                Identification No.)

                       3175 S. Winchester Boulevard
                       Campbell, California  95008
                              (408) 866-3666
      (Address and telephone number of principal executive offices)

                            George P. Roberts
            Chairman of the Board and Chief Executive Officer
                                P-Com, Inc.
                       3175 S. Winchester Boulevard
                       Campbell, California  95008
                              (408) 866-3666
        (Name, address and telephone number of agent for service)
                            __________________

                                Copies to:
                         Warren T. Lazarow, Esq.
                         H. Richard Hukari, Esq.
                          Michael C. Doran, Esq.
                     Brobeck, Phleger & Harrison LLP
                  Two Embarcadero Place, 2200 Geng Road
                       Palo Alto, California  94303
     Approximate date of commencement of proposed sale to the public:
As soon as practicable after this Registration Statement becomes effective.

     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, check the following box. |_|

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. |X|

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_| _________________

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|__________

     If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. |_|


                                       CALCULATION OF REGISTRATION FEE
======================================================================================================
   Title of Each Class of  |   Amount to  |  Proposed Maximum  |   Proposed Maximum   |    Amount of
      Securities to be     |  Registered  |   Offering Price   |  Aggregate Offering  |  Registration
         Registered        |              |    Per Share (1)   |       Price (1)      |      Fee (1)
------------------------------------------------------------------------------------------------------
Common Stock, $0.0001      |              |                    |                      |
      par value            |   1,131,455  |        32.69       |      36,987,263      |    11,208.26
======================================================================================================


(1) Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) based on a per share price of $32.69, the average of the high and low sale prices per share of the Company's Common Stock on June 20, 1997.

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.




     Cross-Reference Sheet Showing Location in Prospectus of Information Required by Items of Form S-3


     Form S-3 Registration Statement                   Location in Prospectus
              Item and Heading
     -------------------------------                   ----------------------

1.   Forepart of the Registration Statement
     and Outside Front Cover Page Prospectus           Outside Front Cover Page

2.   Inside Front and Outside Back Cover
     Pages of Prospectus                               Inside Front Cover Page

3.   Summary Information, Risk Factors and
     Ratio of Earnings to Fixed Charges                Not Applicable; Risk
                                                       Factors; Not Applicable

4.   Use of Proceeds                                   Outside Front Cover; Use
                                                       of Proceeds

5.   Determination of Offering Price                   Outside Front Cover Page

6.   Dilution                                          Not Applicable

7.   Selling Security Holders                          Selling Stockholders

8.   Plan of Distribution                              Outside Front Cover Page;
                                                       Plan of Distribution

9.   Description of Securities to be Registered        Information Incorporated
                                                       by Reference

10.  Interests of Named Experts and Counsel            Legal Matters

11.  Material Changes                                  Not Applicable

12.  Incorporation of Certain Information
     by Reference                                      Information Incorporated
                                                       by Reference

13.  Disclosure of Commission Position on
     Indemnification for Securities Act
     Liabilities                                       Not Applicable





                           P-Com, Inc.
                  1,131,455 Shares Common Stock
                  ($0.0001 par value per share)
                 _______________________________

This Prospectus relates to the public offering, which is not being underwritten, of up to 1,131,455 shares (the "Resale Shares") of Common
Stock, $0.0001 par value per share, of P-Com, Inc. (referred to herein, together with its majority-owned and wholly-owned subsidiaries, as "P-Com," the "Company" or the "Registrant"). The Resale Shares may be offered by certain stockholders of the Company or by pledgees, donees, transferees or other successors in interest that receive such shares as a gift, partnership distribution or other non-sale related transfer (the "Selling Stockholders"). The Resale Shares were received by the Selling Stockholders in connection with the acquisition of the assets of Columbia Spectrum Management, LP ("CSM") pursuant to an Asset Purchase Agreement dated February 12, 1997 and the acquisition of all of the outstanding securities of Control Resources Corporation ("CRC") pursuant to an Agreement and Plan of Reorganization dated April 14, 1997 (the "Acquisitions"). See "Recent Developments -- The Acquisitions." All of the Resale Shares were issued pursuant to an exemption from the registration requirements of the Securities Act of 1933, as amended (the "Securities Act"), provided by Section 4(2) thereof. The Resale Shares are being registered by the Company pursuant to registration rights agreements with the Selling Stockholders. See the "Plan of Distribution" section herein.

The Resale Shares may be offered by the Selling Stockholders from time to time in transactions on the Nasdaq National Market,in privately negotiated transactions, or by a combination of such methods of sale, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Selling Stockholders may effect such transactions by selling the Resale Shares to or through broker-dealers and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholders or the purchasers of the Resale Shares for whom such broker-dealers may act as agent or to whom they sell as principal or both (which compensation to a particular broker-dealer might be in excess of customary commissions). See "Plan of Distribution."

The Company will not receive any of the proceeds from the sale of the Resale Shares by the Selling Stockholders. The Company has agreed to bear certain expenses in connection with the registration and sale of the Resale Shares being offered by the Selling Stockholders.

The Company intends that this registration statement will remain effective until no later than May 29, 1998. On June 26, 1997 the last reported sale price for the Common Stock, as reported on The Nasdaq National Market, was $32.625 per share. The Company's Common Stock is currently quoted on Nasdaq under the symbol "PCMS."
_______________________________
 THE COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK.
             SEE "RISK FACTORS" BEGINNING ON PAGE 4.
                 _______________________________
THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                 _______________________________
          The date of this Prospectus is July    , 1997



     No person has been authorized to give any information or to make any representations other than those contained in this Prospectus in connection with the offering made hereby, and if given or made, such information or representations must not be relied upon as having been authorized by the Company or by any other person. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that information herein is correct as of any time subsequent to the date hereof. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any security other than the securities covered by this Prospectus, nor does it constitute an offer to or solicitation of any person in any jurisdiction in which such offer or solicitation may not lawfully be made.


                     AVAILABLE INFORMATION

    P-Com is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "1934 Act"), and, in accordance therewith, files reports, proxy and information statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy and information statements and other information filed by the Company with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and the following regional offices of the Commission: Seven World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material may also be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, upon payment of prescribed rates. In addition, the Commission maintains a Web site at http://www.sec.gov that contains P-Com's reports, proxy and information statements and other information that have been filed since P-Com began to file electronically with the Commission in August 1996. The Common Stock of the Company is quoted on the Nasdaq National Market, and such material may also be inspected at the offices of Nasdaq Operations, 1735 K Street, N.W., Washington, D.C. 20006.

   This Prospectus does not contain all the information set forth in the Registration Statement on Form S-3 (the "Registration Statement") of which this Prospectus is a part, including exhibits set forth therein or incorporated by reference thereto, which has been filed electronically with the Commission under the Securities Act of 1933, as amended (the "Act") Statements made in this Prospectus as to the contents of any referenced contract, agreement or other document are not necessarily complete, and each such statement shall be deemed qualified in its entirety by reference thereto. Copies of the Registration Statement and the exhibits and schedules thereto may be obtained, upon payment of the fee prescribed by the Commission, or may be examined without charge at the office of the Commission or at the Commission's Web site.


             INFORMATION INCORPORATED BY REFERENCE

    The following documents filed by the Company with the Commission (File No. 0-25356) pursuant to the 1934 Act are incorporated by reference in this
Prospectus:

     1. The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996;

     2. The Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1997;

     3. The Company's Current Report on Form 8-K filed on March 10, 1997, the Company's Current Report on Form 8-K filed on March 21, 1997, the Company's Current Report on Form 8-K/A filed on May 21, 1997, the Company's Current Report on Form 8-K filed on June 13, 1997, the Company's Current Report on Form 8-K/A filed on June 26, 1997 and the Company's Current Report on Form 8-K/A filed on June 27, 1997;

     4. The description of the Company's Common Stock contained in the Company's Registration Statement on Form 8-A filed with the Commission on January 12, 1995, as amended on February 16, 1995; and

     5. All other documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the 1934 Act subsequent to the date of this Prospectus but prior to the termination of the offering of the Shares.

     Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus and the Registration Statement of which it is a part to the extent that a statement contained herein or in any other subsequently filed document that also is incorporated herein modifies or replaces such statement. Any statement so modified or superseded shall not be deemed, in its unmodified form, to constitute a part of this Prospectus or such Registration Statement.

     Upon written or oral request, the Company will provide without charge to each person to whom a copy of the Prospectus is delivered a copy of the documents incorporated by reference herein (other than exhibits to such documents unless such exhibits are specifically incorporated by reference therein). Requests should be submitted in writing or by telephone at (408) 866-3666 to George P. Roberts, Chairman of the Board and Chief Executive Officer, P-Com, Inc., at the principal executive offices of the Company, 3175 S. Winchester Boulevard, Campbell, California 95008.



                          THE COMPANY

     The following section contains forward-looking statements which involve risks and uncertainties. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth under "Risk Factors" and elsewhere in this Prospectus.

     P-Com, Inc. designs, manufactures and markets short-haul millimeter wave radio systems and spread spectrum microwave radio systems for use in the worldwide wireless telecommunications and broadcasting markets. The Company's Tel-Link (registered trademark) systems are used as digital links in applications that include interconnecting base stations and mobile
switching  centers  in  microcellular and personal   communications
services  ("PCN/PCS")   networks and providing local telephone company
("telco") connectivity in the local loop. The integrated architecture and high software content of the Company's systems are designed to offer cost-effective, high-performance products with a high degree of flexibility and functionality. Additionally, the Company offers turnkey microwave relocation services to new licensees of radio spectrum who must first
remove   existing  users  from  the  frequencies before implementing  new systems and provides equipment for network access and wireline applications. Furthermore, the Company is currently developing a point-to-multipoint product for use in both the telecommunications and broadcast industries.

     P-Com's Tel-Link (registered trademark) wireless radios utilize a common architecture for systems in multiple millimeter wave and spread spectrum microwave frequencies including 2.4 GHz, 5.7 GHz, 7 Ghz, 13 GHz, 14 GHz,
15 GHz, 18 Ghz, 23 GHz, 24 GHz, 26 GHz, 38 GHz and 50 GHz. The Company's systems are designed to be highly reliable, cost effective and simple to install and maintain. Software embedded in the Company's systems allows the user to easily configure and adjust system settings such as frequency, power and capacity with minimal manual tuning and mechanical adjustments. The Company also markets a full line of Windows-based software products that are complementary to its systems as sophisticated diagnostic, maintenance and system configuration tools.

     The Company's radio systems are sold internationally through strategic partners, system providers, original equipment manufacturers ("OEMs") and distributors as well as directly to end-users, and domestically primarily through its direct sales force. The Company's radio system customers include Advanced Radio Telecom Corp. ("ART"), Bosch Telecom GmbH, Grupo Iusacell
S.A. de C.V., Lucent Technologies, Inc. (including the entities formerly known as AT&T Network Systems Deutschland GmbH and AT&T Network Systems Nederland BV), Mercury Communications Ltd., Mercury Personal Communications, Norweb plc, Orange Personal Communications Ltd., Pacific Bell Mobile Services, Itatel S.p.A. (formerly known as Siemens Telecommunicazioni, S.p.A.), Ericsson, Ltd., Fujitsu Limited, Northern Telecom, Ltd. and WinStar Wireless, Inc. ("Winstar"). The Company's customers for microwave relocation services include Sprint Spectrum,
AT&T Wireless, PrimeCo   Personal  Communications,  BellSouth,   Omnipoint and
Intercel.

     P-Com received in December 1993 its initial ISO 9001 registration, a standard established by the International Organization for
Standardization that provides a methodology  by which   manufacturers  can
obtain  quality   certification. In accordance  with  ISO 9001 requirements, the Company's ISO 9001 registration was subsequently recertified. The Company also completed ISO 9001 registration for its United Kingdom sales and customer support facility and Geritel facility in Italy in 1996. The Company is in the process of obtaining ISO 9001 registration for its other facilities outside of the United States.



                          RISK FACTORS

Limited Operating History

   The Company was founded in August 1991 and was in the development stage until October 1993 when it began commercial shipments of its first product. From inception to the end of the first quarter of fiscal 1997, the Company generated a cumulative net  profit  of  approximately $4.1
million.  From  October 1993 through   March  31,  1997,  the  Company
generated   sales of approximately $188.3 million, of which $135.6 million, or 72% of such amount, was generated in the year ended December 31, 1996 and the first quarter of 1997. The Company does not believe recent growth rates are indicative of future operating results. Due to the Company's limited operating history and limited resources, among other factors, there can be no assurance that profitability or significant revenues on a quarterly or annual basis will occur in the future. During 1996 and the first quarter of 1997, both the Company's sales and operating expenses increased more rapidly than the Company had anticipated. There can be no assurance that the Company's revenues will continue to remain at or increase from the levels experienced in 1996 or in the first quarter of 1997 or that sales will not decline. The Company intends to continue to invest significant amounts in its operations, particularly to
support product development  and the marketing   and  sales  of  recently
introduced products, and operating expenses will continue to increase significantly in absolute dollars. If the Company's sales do not correspondingly increase, the Company's results of operations would be materially adversely affected. Accordingly, there can be no assurance that the Company will achieve profitability in future periods. The Company is subject to all of the risks inherent in the operation of a new business enterprise, and there can be no assurance thatthe Company will be able to successfully address these risks.

Significant Customer Concentration

     To date, approximately forty-five customers have accounted for all of the Company's sales. For 1996, six customers accounted for 79% of the Company's sales, and as of December 31, 1996, six customers accounted for most of the Company's backlog scheduled for shipment in the twelve months subsequent to December 31, 1996. During the first quarter of 1997, five customers accounted for 64% of the Company's sales, and as of March 31, 1997, six customers accounted for 90% of the Company's backlog scheduled for shipment in the twelve months subsequent to March 31, 1997. The Company anticipates that it will continue to sell its products and services to a changing but still relatively small group of customers. Some companies implementing new networks are at early stages of development and may require additional capital to fully implement their planned networks. The Company's ability to achieve sales in the future will depend in significant part upon its ability to obtain and fulfill orders from, maintain relationships with and provide support to existing and new customers, to manufacture systems on a timely and cost-effective basis and to meet stringent customer performance and other requirements and shipment delivery dates, as well as the condition, working capital availability and success of its customers. As a result, any cancellation, reduction or delay in orders by or shipments to any customer, as a result of manufacturing or supply difficulties or otherwise, or the inability of any customer to finance its purchases of the Company's products or services may materially adversely affect the Company's business, financial condition and results of operations. In addition, financial difficulties of any existing or potential customers may limit the overall demand for the Company's products and services (for example, certain potential customers in the telecommunications industry have been reported to have undergone recent financial difficulties and may therefore limit their future orders). There can be no assurance that the Company's sales will increase in the future or that the Company will be able to support or attract customers.

Significant Fluctuations in Results of Operations

     The Company has experienced and may in the future continue  to experience significant fluctuations in sales, gross margins and operating results. The procurement process for most of the Company's current and potential customers is complex and lengthy, and the timing and amount of sales is difficult to predict reliably. In addition, a single customer's order scheduled for shipment in a quarter can represent a significant portion of
the Company's  potential sales for such quarter.   There  can be  no
assurance that the Company will be able to obtain such large orders from single customers in the future. The Company has at times failed to receive
expected orders, and delivery schedules have   been   deferred  as  a  result
of  changes  in customer requirements,  among  other factors. As a result, the Company's operating  results for a particular period have in the past been and may in the future be materially adversely affected by a delay, rescheduling or cancellation of even one purchase order. Much of the
anticipated   growth   in telecommunications infrastructure   results  from
the  entrance  of   new service providers,  many of whom do not have the
financial resources of existing service providers. To the extent these new service providers are unable to adequately finance their operations, they may cancel orders. Moreover, purchase orders are often received and accepted substantially in advance of shipment, and the failure to reduce actual costs to the extent anticipated or an increase in anticipated costs before shipment could materially adversely affect the gross margins for such order, and as a result, the Company's results of operations. Moreover, most of the Company's backlog scheduled for shipment in the twelve months subsequent to March 31, 1997 can be canceled since orders are often made substantially in advance of shipment, and the Company's contracts typically provide that orders may be canceled with limited or no penalties. As a result, backlog is not necessarily indicative of future sales for any particular period. Furthermore, most of the Company's sales in recent quarters have been realized near the end of each quarter. Accordingly, a delay in a shipment near the end of a particular quarter, as the Company has been experiencing recently, due to, for example, an unanticipated shipment rescheduling, a cancellation or deferral by a customer, competitive or economic factors, unexpected manufacturing or other difficulties, delays in deliveries of components, subassemblies or services by suppliers, or the failure to receive an anticipated order, may cause sales in a particular quarter to fall significantly below the Company's expectations and may materially adversely affect the Company's operating results for such quarter.

     In connection with its efforts to ramp-up production of recently introduced products, the Company expects to continue to make substantial capital investments in equipment, recruit and train additional personnel and possibly invest in additional manufacturing facilities. The Company anticipates that these expenditures may be made in advance of, and in anticipation of, increased sales and, therefore, that its gross margins will
be adversely   affected   from  time-to-time   due   to   short-term
inefficiencies associated with addition of equipment, personnel or facilities, and that each cost category may increase as a percentage of revenues from time-to-time on a periodic basis. As a result, the Company's operating results will vary.

     A large portion of the Company's expenses are fixed and difficult to reduce should revenues not meet the Company's expectations, thus magnifying the material adverse effect of any revenue shortfall. Furthermore, announcements by the Company or its competitors of new products and technologies could cause customers to defer or cancel purchases of the Company's systems, which would materially adversely affect the Company's business, financial condition and results of operations. Additional factors that have caused and may continue to cause the Company's sales, gross margins and results of operations to vary significantly from period to period include: new product introductions and enhancements, including related costs; the Company's ability to manufacture and produce sufficient volumes of systems and meet customer requirements; manufacturing capacity, efficiencies and costs; mix of systems and related software tools sold; operating and new product development expenses; product discounts; accounts receivable collection, in particular those acquired in recent acquisitions; changes in pricing by the Company, its customers or suppliers; inventory obsolescence; natural disasters; seasonality; market acceptance and the timing of availability of new products by the Company or its customers; acquisitions, including costs and expenses; usage of different distribution and sales channels; fluctuations in foreign currency exchange rates; delays or changes in regulatory approval of its systems; warranty and customer support expenses; customization of systems; and general economic and political conditions. In addition, the Company's results of operations have been and will continue to be influenced significantly by competitive factors, including the pricing and availability of, and demand for, competitive products. The Company expects to continue to expend significant resources with respect to the development, ramp-up of production and anticipated commercial shipments of its newest products and expects its gross margins to be adversely affected due to the start-up inefficiencies associated with these products, among many other factors. All of the above factors are difficult for the Company to forecast, and these or other factors could materially adversely affect the Company's business, financial condition and results of operations. As a result, the Company believes that period-to-period comparisons are not necessarily meaningful and should not be relied upon as indications of future performance. Due to all of the foregoing factors, it is likely that in some future quarter the Company's operating results will be below the expectations of public market analysts and investors. In such event, the price of the Company's Common Stock may be materially adversely affected.

Dependence on Contract Manufacturers; Reliance on Sole or Limited
   Sources of Supply

     The Company's internal manufacturing capacity is very limited. The Company utilizes contract manufacturers such as Remec, Inc., Sanmina Corporation, SPC Electronics Corp., GSS Array Technology, Celeritek, Inc.
and Senior Systems Technology Inc. to produce its systems, components and subassemblies and expects to rely increasingly on these and other manufacturers in the future. The Company also relies on outside vendors to manufacture certain other components and subassemblies. Certain necessary components, subassemblies and services necessary for the manufacture of the Company's systems are obtained from a sole supplier or a limited group of suppliers. In particular, ELTEL, MilliWave, Scientific Atlanta and Xilinx, Inc. each are sole source suppliers for critical components used in the Company's radio systems. There can be no assurance that the Company's internal manufacturing capacity and that of its contract manufacturers
will be sufficient   to   fulfill  the  Company's  orders.   Failure to
manufacture, assemble and ship systems and meet customer demands on  a timely and cost-effective basis could damage relationships with customers and have a material adverse effect on the Company's business, financial condition and operating results. The Company's reliance on contract manufacturers and on sole suppliers or a limited group of suppliers and the Company's increasing reliance on contract manufacturers and suppliers involves several risks, including a potential inability to obtain an adequate supply of finished radio systems and required components and subassemblies, and reduced control over the price, timely delivery, reliability and quality of finished radio systems, components and subassemblies. The Company does not have long-term supply agreements with most of its manufacturers or suppliers. Manufacture of the Company's radio systems and certain of these components and subassemblies is an extremely complex process, and the Company has from time to time experienced and may in the future continue to experience delays in the delivery of and quality problems with radio systems and certain components and subassemblies from vendors. Certain of the Company's suppliers have relatively limited financial and other resources. Any inability to obtain timely deliveries of components and subassemblies of acceptable quality or any other circumstance that would require the Company to seek alternative sources of supply,  or  to  manufacture its finished radio systems or such components
and  subassemblies  internally,  could   delay the Company's  ability  to
ship its systems, which could damage relationships with current or prospective customers and have a material adverse effect on the Company's business, financial condition and operating results.

No Assurance of Successful Expansion of Operations; Management of Growth

     Recently, the Company has significantly increased the scale of its operations to support the increases in its sales levels that have occurred and to address critical infrastructure and other requirements. This increase has included the leasing of new space, the opening of branch offices in the United Kingdom, Germany and Singapore, the acquisition of a majority interest in Geritel S.p.A. ("Geritel"), and the acquisitions of
Atlantic Communication   Sciences,  Inc.  ("ACS"),   Technosystem  S.p.A.
("Technosystem"),  CSM  and  CRC,  significant   investments in research and
development  to  support  product development, including the new products
recently introduced, and the hiring of additional   personnel,  including  in
sales   and marketing, manufacturing  and  operations and finance and  has resulted  in significantly higher operating expenses. The Company anticipates
that   its   operating   expenses  will  continue to increase significantly.
If the Company's sales do not correspondingly increase, the Company's results of operations would be materially adversely affected. See "--Limited Operating History." Expansion of the Company's operations has caused and
is continuing  to impose   a   significant  strain  on  the  Company's
management, financial, manufacturing and other resources. The Company's ability to manage the recent and any possible future growth, should it occur, will depend upon a significant expans on of its manufacturing, accounting and other internal management systems and the implementation and subsequent improvement of a variety of systems, procedures and controls. In addition, the Company must establish and improve a variety of systems, procedures and controls to more efficiently coordinate its activities in its acquired companies in Rome and Milan, Italy, France, Poland, New Jersey, Florida and Virginia and the various locations where the acquired businesses
perform their operations. In  addition, the Company   must  establish  and
improve a variety of systems, procedures and controls to more effectively coordinate its activity in acquired or to be acquired companies (including their facilities) in Italy, France, Poland, New Jersey, Florida and Virginia and their respective offices and customer bases. There can be no assurance that significant problems in these areas will not occur. Any failure to expand these areas and implement and improve such systems, procedures and controls in an efficient manner at a pace consistent with the Company's business could have a material adverse effect on the Company's business, financial condition and results of operations. In particular, the Company must successfully manage the transition to
higher internal   and  external  volume  manufacturing,  including the
establishment  of  adequate facilities, the control  of overhead expenses and
inventories,   the  development, introduction, marketing and sales of new products, the management and training of  its  employee  base and the
monitoring  of  its  third party manufacturers   and   suppliers.   Although
the   Company has substantially increased the number of its manufacturing
personnel and    significantly   expanded   its   internal   and external
manufacturing capacity, there can be no assurance that the Company will not experience manufacturing or other delays or problems that could materially adversely affect the Company's business, financial condition or results of operations.

     In this regard, any significant sales growth will be dependent in significant part upon the Company's expansion of its marketing, sales, manufacturing and customer support capabilities. This expansion will continue to require significant expenditures to build the necessary infrastructure. There can be no assurance that the Company's attempts to expand its marketing, sales, manufacturing and customer support efforts will be successful or will result in additional sales or profitability in any future period. As a result of the expansion of its operations and the significant increase in its operating expenses, as well as the difficulty in forecasting revenue levels, the Company may continue to experience significant fluctuations in its revenues, costs, and gross margins, and therefore its results of operations.

   The Company has pursued, and will continue to pursue, growth opportunities through internal development and acquisitions of complementary businesses and technologies. The Company is unable to predict whether and when any prospective acquisition candidate will become available or the likelihood that any acquisition will be completed. The Company competes for acquisition and expansion opportunities with many entities that have substantially greater resources than the Company. In addition, acquisitions may involve difficulties in the retention of personnel, diversion of management's attention, unexpected legal liabilities, and tax and accounting issues. There can be no assurance that the Company will be able to successfully identify suitable acquisition candidates, complete acquisitions, integrate acquired businesses into its operations, or expand into new markets. Once integrated, acquired businesses may not achieve comparable levels of revenues, profitability, or productivity as the existing business of the Company or otherwise perform as expected. The occurrence of any of these events could have a material adverse effect on the Company's business, financial condition and results of operations.

Declining Average Selling Prices

     The Company believes that average selling prices and gross margins for its systems will decline in the long term as such systems mature, as volume price discounts in existing and future contracts take effect and as competition intensifies, among other factors. To offset declining average selling prices, the Company believes that it must successfully introduce and sell new systems on a timely basis, develop new products that incorporate advanced software and other features that can be sold at higher average selling prices and reduce the costs of its systems through contract manufacturing, design improvements and component cost reduction, among other actions. To the extent that new products are not developed in a timely manner, do not achieve customer acceptance or do not generate higher average selling prices, and the Company is unable to offset declining average selling prices, the Company's gross margins will decline, and such decline will have a material adverse effect on the Company's business, financial condition and results of operations.

Trade Account Receivables

     The Company is subject to credit risk in the form of trade account receivables. The Company may in certain circumstances be unable to enforce a policy of receiving payment within a limited number of days of issuing bills, especially in the case of customers who are in the early phases
of business development. In   addition,  many  of  the  Company's  foreign
customers are accustomed to paying their suppliers on longer terms than those typically existing in the United States. See "-- International Operations; Risks of Doing Business in Developing Countries." Generally, the Company does not require collateral or other security to support customer receivables.

No Assurance of Product Quality, Performance and Reliability

     The Company has limited experience in producing and manufacturing its systems and contracting for such manufacture. The Company's customers require very demanding specifications for quality, performance and reliability. There can be no assurance that problems will not occur in the future with respect to the quality, performance and reliability of the Company's systems or related software tools. If such problems occur, the Company could experience increased costs, delays in or cancellations or reschedulings of orders or shipments, delays in collecting accounts receivable and product returns and discounts, any of which would have a material adverse effect on the Company's business, financial condition or results of operations. In addition, in order to maintain its ISO 9001 registration, the Company periodically must undergo a recertification assessment. Failure to maintain such registration could materially adversely affect the Company's business, financial condition and results of operations. The Company completed ISO 9001 registration for its United Kingdom sales and customer support facility and its Geritel facility in Italy in 1996, and other facilities will also be attempting ISO 9001 registration. There can be no assurance that such registration will be achieved.

Acquisitions

     In the future, the Company will pursue acquisitions of complementary product lines, technologies or businesses. Future acquisitions by the Company could result in potentially dilutive issuances of equity securities, the incurrence of debt and contingent liabilities and amortization expenses related to goodwill and other intangible assets, which could materially adversely affect any Company profitability. All of the Company's acquisitions to date, except CRC, are being accounted for under the purchase method of accounting and as a result a significant amount of goodwill is being amortized as set forth in the Company's Financial Statements. In addition, acquisitions, such as Geritel, ACS,
Technosystem, CSM and CRC,  involve numerous risks,   including  difficulties
in the assimilation of the operations, technologies and products of the acquired companies, the diversion of management's attention from other business concerns, risks of entering markets in which the Company has no or limited direct prior experience, operating companies in different geographical locations with different cultures, and the potential loss of key employees of the acquired company. In the event that such an acquisition does occur, however, there can be no assurance as to the effect thereof on the Company's business, financial condition or operating results.

Uncertainty of Market Acceptance

     The  future  operating  results of the  Company  depend to  a significant  extent  upon  the  continued  growth  and increased availability
and  acceptance  of  microcellular,   PCN/PCS and wireless  local  loop
access telecommunications services in the United States and internationally. There can be no assurance that the volume and variety of wireless telecommunications services or the markets for and acceptance of such services will continue to grow, or that such services will create a demand for the Company's systems. Because these markets are relatively new, it is  difficult  to  predict which segments of these  markets will develop and at what rate these markets will grow, if at all. If the short-haul millimeter wave or spread spectrum microwave wireless radio market and related services for the Company's systems fails to grow, or grows more slowly than anticipated, the Company's business, financial condition and results of operations would be materially adversely affected. Certain sectors of the communications market will require the development and deployment of an extensive and expensive communications infrastructure. In particular, the establishment of PCN/PCS networks will require very large capital expenditures. There can be no assurance that communications providers have the ability to, or will, make the necessary investment in such infrastructure or that the creation of this infrastructure will occur in a timely manner. Moreover, a potential application of the Company's technology, use of the Company's systems in conjunction with the provision by wireless telecommunications service providers of alternative wireless access in competition with the existing wireline local exchange providers,
is   dependent   on   the   pricing   of  wireless telecommunications
services at rates competitive with those charged by wireline telephone companies. Rates for wireless access are currently substantially higher than those charged by wireline companies, and there can be no assurance that rates for wireless access will generally be competitive with rates charged
by   wireline  companies.  If  wireless  access  rates  are not competitive,
consumer  demand  for  wireless  access   will be materially  adversely
affected. If the Company allocates its resources to any market segment that does not grow, it may be unable to reallocate its resources to other market segments in a timely manner, which may curtail or eliminate its ability to enter such market segments.

   To date, most of the Company's sales have been to customers located outside the United States. In addition, in 1996, the Company acquired a 51% interest in Geritel and in February 1997, a 100% interest in Technosystem. Both companies are located in Europe and sell products primarily to customers in Europe. The Company's future results of
operations  will  be dependent  in significant    part   on   its   ability
to    penetrate the telecommunications  market  in  the  United  States  and foreign countries in which the Company has not yet established a meaningful presence. There can be no assurance that the Company will be successful in penetrating these additional markets.

     Certain of the Company's current and prospective customers are currently utilizing competing technologies such as fiber optic and copper cable, particularly in the local loop access market. To successfully displace existing technologies, the Company must, among many actions, offer systems with superior price/performance characteristics and extensive customer service and support, supply such systems on a timely and cost-effective
basis  in sufficient   volume   to  satisfy  such  prospective customers'
requirements and otherwise overcome any reluctance on the part of such customers to transition to new technologies. Any delay in the adoption of the Company's systems may result in prospective customers utilizing alternative technologies in their next generation of systems and networks, which would have a material adverse effect on the Company's business, financial condition and results of operations. There can be no assurance that prospective customers will design their systems or networks to include the Company's systems, that existing customers will continue to include the Company's systems in their products, systems or networks in the future, or that the Company's technology will to any significant extent replace existing technologies and achieve widespread acceptance in the wireless telecommunications market. Failure to achieve or sustain commercial acceptance of the Company's currently available radio systems or to develop other commercially acceptable radio systems would materially adversely affect the Company's business, financial condition and results of operations. In addition, there can be no assurance that industry technical standards will remain the same or, if emerging standards become established, that the Company will be able to conform to these new standards in a timely and cost-effective manner.

Intensely Competitive Industry

     The wireless communications market is intensely competitive. The Company's wireless-based radio systems compete with other wireless
telecommunications    products    and alternative telecommunications
transmission media. The  Company experiences intense   competition  worldwide
from  a   number   of leading telecommunications companies that offer a
variety of competitive products  and broader telecommunications product lines,
including Digital   Microwave  Corporation,  California  Microwave, Inc.,
Alcatel Network Systems, Philips T.R.T., Adtran, Inc., Western Multiplex Corporation, Cylink Corporation, Larus Corporation, Ericsson Limited,
Harris Corporation --  Farinon  Division and Nokia   Telecommunications,
most of which have substantially greater installed bases, financial resources and production, marketing, manufacturing, engineering and other capabilities than the Company. The Company also faces competition from startup companies. The Company may also face competition in the future from new market entrants offering competing technologies. In addition, the Company's current and prospective customers and partners have developed, are currently developing or could develop the capability to manufacture products competitive with those that have been or may be developed or manufactured by the Company. Certain of such customers and partners have access to the Company's technology or are granted the right to use
the technology   for   purposes   of  manufacturing   under defined
circumstances. The Company's future results of operations may depend in part upon the extent to which these customers elect to purchase from outside sources rather than develop and manufacture their own radio systems.
Recently, certain  of  the Company's competitors   have  announced  the
introduction of competitive products, including related software tools, and the acquisition of other competitors and competitive technologies. Within the near future, the Company expects its competitors to continue to improve the performance and lower the price of their current products and to introduce new products or new technologies that provide added functionality and other features, that may or may not be comparable to the Company's products, which could cause a significant decline in sales or loss of market acceptance of the Company's systems, or make the Company's systems or technologies obsolete or noncompetitive. The Company expects to continue to experience significant price competition that may materially adversely affect its gross margins and its business, financial condition and results of operations. The Company believes that to be  competitive,  it  will
continue to  be  required  to expend significant   resources  on,  among
other items, new product development and enhancements. There can be no assurance that the Company will be able to compete successfully in the future.

Requirement for Response to Rapid Technological Change and Requirement for Frequent New Product Introductions

     The wireless communications market is subject to rapid technological change, frequent new product introductions and
enhancements,   product   obsolescence,   changes   in   end-user
requirements and evolving industry standards. The Company's ability to be competitive in this market will depend in significant part upon its  ability  to  successfully develop, introduce  and  sell  new  systems and enhancements and related software tools on a timely and cost-effective basis that respond to changing customer requirements. Recently, the Company has been developing spread spectrum and point-to-multipoint radio systems.
Any success of the Company in developing new and enhanced systems and related software tools will depend upon a variety of factors, including new product
selection, integration  of  the various elements   of  its  complex
technology, timely and efficient completion of system design, timely and efficient implementation of manufacturing and assembly processes and its cost reduction program, development and completion of related software tools, system performance, quality and reliability of its systems and
development   and   introduction  of   competitive   systems by competitors.
The  Company has experienced and  may continue  to experience delays from time to time in completing development and introduction of new systems and related software tools, including products acquired in the Acquisitions. Moreover, there can be no assurance that the Company will be successful
in selecting, developing,   manufacturing  and   marketing   new   systems  or
enhancements or related software tools. There can be no assurance that errors will not be found in the Company's systems after commencement of commercial shipments, which could result in the loss of or delay in
market acceptance. The inability  of  the Company   to  introduce  in  a
timely manner new systems or enhancements or related software tools that contribute to sales could have a material adverse effect on the Company's business, financial condition and results of operations.

International  Operations; Risks of Doing Business in Developing Countries

     Most of the Company's sales to date have been made to customers located outside of the United States. In addition, in 1996, the Company acquired a
51% interest in Geritel and in February 1997, a  100% interest in
Technosystem which are located in Europe and will sell their products
primarily to customers in Europe, the Middle   East   and   Africa. The
Company   anticipates that international  sales  will continue to account for at least a majority of its sales for the foreseeable future. The Company's international sales may be denominated in foreign or United States currencies. A decrease in the value of foreign currencies relative to the United States dollar could result in losses from transactions denominated in foreign currencies. With respect to the Company's international sales that are United States dollar-denominated, such a decrease could make the Company's systems less price-competitive and could have a material adverse effect upon the Company's business, financial condition and results of operations. Although the Company seeks to mitigate its currency exposure through hedging measures, these measures have been and in the future may be limited in their effectiveness. Additional risks inherent in the Company's international business activities include changes in regulatory requirements, costs and risks of localizing systems in
foreign countries,  delays  in receiving components   and  materials,
availability of suitable export financing, timing and availability of export licenses, tariffs and other trade barriers, political and economic
instability,  difficulties   in  staffing  and  managing  foreign operations,
branches and subsidiaries, including Geritel and Technosystem, difficulties in managing distributors, potentially adverse tax consequences, foreign currency exchange fluctuations, the burden of complying with a wide variety of complex foreign laws and treaties and the possibility of difficulty in accounts receivable collections. Many of the Company's customer purchase and other agreements are governed by foreign laws, which may differ significantly from U.S. laws. Therefore, the Company may be limited in its ability to enforce its rights under such agreements and to collect damages, if awarded. There can be no assurance that any of these factors will not have a material adverse effect on the Company's business, financial condition and results of operations.

     International telephone companies are in many cases owned  or strictly
regulated by local regulatory authorities. Access  to such   markets is often
difficult  due  to  the established relationships between a government owned
or controlled telephone company    and   its   traditional   indigenous
suppliers of telecommunications equipment. The successful expansion of the Company's international operations in certain markets will depend on its ability to locate, form and maintain strong relationships with established companies providing communication services and equipment in targeted regions. The failure to establish regional or local relationships or to successfully market or sell its products in international markets could significantly limit the Company's ability to expand its operations and would materially adversely affect the Company's business, financial condition and results of operations. The Company's inability to identify suitable parties for such relationships, or even if such parties are identified, to form and maintain strong relationships with such parties could prevent the Company from generating sales of its products and services in targeted markets or industries. Moreover, even if such relationships are established, there can be no assurance that the Company will be able to increase sales of its products and services through such relationships.

     Some of the Company's potential markets consist of developing countries that may deploy wireless communications networks as an alternative to the construction of a limited wired infrastructure. These countries may decline to construct wireless telecommunications systems or construction of such systems may be delayed for a variety of reasons, in which event any demand for the Company's systems in those countries will be similarly limited or delayed. In doing business in developing markets, the Company may also
face economic, political and foreign currency fluctuations   that  are  more
volatile  than   those  commonly experienced in the United States and other areas.

Extensive Government Regulation

     Radio communications are subject to extensive regulation by the United States and foreign laws and international treaties. The Company's equipment must conform to a variety of domestic and international requirements. Historically, in many developed countries, the unavailability of frequency spectrum has inhibited the growth of wireless telecommunications networks. In order for the Company to operate in a jurisdiction, it must obtain regulatory approval for its systems and comply with differentregulations in each jurisdiction. The delays inherent
in this governmental   approval  process  may  cause  the  cancellation,
postponement    or   rescheduling   of   the   installation  of
communications systems by the Company's customers, which in turn may have a material adverse effect on the sale of systems by the Company to such customers. The failure to comply with current or future regulations or changes in the interpretation of existing regulations could result in the suspension or cessation of operations. Such regulations or such changes in interpretation could require the Company to modify its radio systems and incur substantial costs to comply with such time-consuming regulations and changes. In addition, the Company is also affected to the extent that domestic and international authorities regulate the allocation and auction of the radio frequency spectrum. Equipment to support new services can be marketed only if permitted by suitable frequency allocations, auctions and regulations, and the process of establishing new regulations is complex and lengthy. To the extent PCS operators and others are delayed in deploying these systems, the Company could experience delays in orders. Failure by  the  regulatory  authorities  to  allocate suitable frequency  spectrum
could have a material adverse effect  on the Company's   business,
financial  condition   and   results of operations.  In addition, delays in
the radio frequency spectrum auction  process in the United States could delay the Company's ability to develop and market equipment to support new services. These delays could have a material adverse effect on the
Company's   business,   financial  condition   and   results of operations.

     The regulatory environment in which the Company operates is subject to significant change. Regulatory changes, which are affected by political, economic and technical factors, could significantly impact the Company's operations by restricting development efforts by the Company and its customers, making current systems obsolete or increasing the opportunity for additional competition. Any such regulatory changes could have a material adverse effect on the Company's business, financial condition and results of operations. The Company might deem it necessary or advisable to modify its systems to operate in compliance with such regulations. Such modifications could be extremely expensive and time-consuming.

Future Capital Requirements

     The Company's future capital requirements will depend upon many factors, including the development of new radio systems and related software
tools, potential acquisitions, requirements  to maintain   adequate
manufacturing   facilities   and contract manufacturing agreements, the
progress of the Company's research and development efforts, expansion of the Company's marketing and sales efforts, and the status of competitive products. There can be no assurance that additional financing will be available to the Company on acceptable terms, or at all. If additional funds are raised by issuing equity securities, further dilution to the existing stockholders will result. If adequate funds are not available, the Company may be required to delay, scale back or eliminate its research
and  development,   acquisition or manufacturing programs or obtain funds
through arrangements with partners or others that may require the Company to relinquish rights to certain of its technologies or potential products or other assets. Accordingly, the inability to obtain such financing could have a material adverse effect on the Company's business, financial condition and results of operations.

Uncertainty Regarding Protection of Proprietary Rights

     The Company attempts to protect its intellectual property rights through patents, trademarks, trade secrets and a variety of other measures. However, there can be no assurance that such measures will provide adequate protection for the Company's trade secrets or other proprietary information, that disputes with respect to the ownership of its intellectual property rights will not arise, that the Company's trade secrets or proprietary technology will not otherwise become known or be independently developed by competitors or that the Company can otherwise meaningfully protect its intellectual property rights. There can be no assurance that any patent owned by the Company will not be invalidated, circumvented or challenged, that the rights granted thereunder will provide competitive advantages to the Company or that any of the Company's pending or future patent applications will be issued with the scope of the claims sought by the Company, if at all. Furthermore, there can be no assurance that others will not develop similar products or software, duplicate the Company's products or software or design around the patents owned by the Company or that third parties will not assert intellectual property infringement claims against the Company. In addition, there can be no assurance that foreign intellectual property laws will adequately protect the Company's intellectual property rights abroad. The failure of the Company to protect its proprietary rights could have a material adverse effect on its business, financial condition and results of operations.

     Litigation   may  be  necessary  to  protect  the Company's intellectual property rights and trade secrets, to determine the validity of and scope of the proprietary rights of others or to defend against claims of infringement or invalidity. Such litigation could result in substantial costs and diversion of resources and could have a material adverse
effect  on  the Company's   business,   financial  condition   and   results
of operations.   There  can  be  no  assurance  that infringement,
invalidity, right to use or ownership claims by third parties or claims for indemnification resulting from infringement claims will not be asserted in the future. If any claims or actions are asserted against the Company, the
Company may seek to obtain a license under a third party's intellectual property rights. There can be no assurance, however, that a license will be available under reasonable terms or at all. In addition, should the Company decide to litigate such claims, such litigation could be extremely expensive and time consuming and could materially adversely affect the Company's business, financial condition and results of operations,
regardless  of  the  outcome   of the litigation.

Dependence on Key Personnel

     The Company's future operating results depend in significant part upon the continued contributions of its key technical and senior management personnel, many of whom would be difficult to replace. The Company's future operating results also depend  in significant part upon its ability
to attract and retain qualified management,   manufacturing,  quality
assurance, engineering, marketing, sales and support personnel. Competition for such personnel is intense, and there can be no assurance that the Company will be successful in attracting or retaining such personnel. There may be only a limited number of persons with the requisite skills to serve in these positions and it may be increasingly difficult for the Company to hire such personnel over time. The loss of any key employee, the failure of any key employee to perform in his or her current position, the Company's inability to attract and retain skilled employees as needed or the inability of the officers and key employees of the Company to expand, train and manage the Company's employee base could materially adversely affect the Company's business, financial condition and results of operations.

   The Company may experience employee turnover due to several factors, including an expanding economy within the geographic area in which the Company maintains its principal business offices, making it more difficult
for the Company to retain its employees.   Due  to  this  and other factors,
the  Company may experience   high  levels  of  employee  turnover,  which
could adversely impact the Company's business, financial condition and results of operations. The Company is presently addressing these issues and will pursue solutions designed to retain its employees and to provide performance incentives.

Volatility of Stock Price

     The Company's initial public offering ("IPO") was completed in March 1995, and its follow-on offerings were completed in August 1995 and May 1996. The market price of the Company's Common Stock has fluctuated significantly since the Company's IPO. The Company believes that factors such as announcements of developments related to the Company's business, announcements of technological innovations or new products or enhancements by the Company or its competitors, sales by competitors, including sales to the Company's customers, sales of the Company's Common Stock into the public market, including by members of management, developments in the Company's relationships with its customers, partners, lenders, distributors and suppliers, shortfalls or changes in revenues, gross margins, earnings or
losses or other financial   results   from  analysts'  expectations,
regulatory developments, fluctuations in results of operations and general conditions in the Company's market or the markets served by the Company's customers or the economy could cause the price of the Company's Common
Stock to fluctuate, perhaps substantially.  In addition,  in recent years the stock market in general, and the market for shares of small capitalization and technology stocks in particular, have experienced extreme price fluctuations, which have often been unrelated to the operating performance of affected companies. Many companies in the telecommunications industry, including the Company, have recently experienced historic highs in the market price of their Common Stock.
There can be no assurance that the market price of the Company's Common Stock will not decline substantially from its historic highs, or otherwise continue to experience significant fluctuations in the future,  including
fluctuations  that  are  unrelated   to the Company's   performance.  Such
fluctuations   could materially adversely affect the market price of the
Company's Common Stock.

Control  by  Existing  Stockholders;  Effects  of  Certain Anti-Takeover
   Provisions

     Members of the Board of Directors and the executive officers of the Company, together with members of their families and entities that may be deemed affiliates of or related to such persons or entities, beneficially own approximately 10% of the outstanding shares of Common Stock of the Company. Accordingly, these stockholders are able to influence the election of the members of the Company's Board of Directors and influence the outcome of corporate actions requiring stockholder approval, such as mergers and acquisitions. This level of ownership, together with certain provisions of the Company's certificate of incorporation, equity incentive plans, bylaws and Delaware law, may have a significant effect in delaying, deferring or preventing a change in control of the Company and may adversely affect the voting and other rights of other holders of Common Stock.

Possible Adverse Effect on Market Price for Common Stock of Shares Eligible for Future Sale After the Offering

     Sales of the Company's Common Stock into the market could materially adversely affect the market price of the Company's Common Stock. Shares of Common Stock sold in the initial public offering in March 1995 and follow-on offerings in August 1995 and May 1996, shares to be registered pursuant hereto in connection with the acquisitions of CSM and CRC, and shares of unregistered stock, including those shares issued in connection with the acquisition of ACS, and option shares registered on the Company's registration statements covering employee compensation plans are also, or will be in the near future, eligible for immediate sale in the public market at any time. Most of the other shares of the Company's Common Stock are not restricted and are freely tradeable in the public market.



                        USE OF PROCEEDS

     The Company will not receive any of the proceeds from the sale of the Resale Shares by the Selling Stockholders.




                      SELLING STOCKHOLDERS

     The following table sets forth the number of shares of Common Stock owned by each of the Selling Stockholders. None of the Selling Stockholders has had a material relationship with the Company or with CSM or CRC, as applicable, within the past three years other than as a result of the ownership of the Resale Shares or other securities of the Company or CSM or CRC, as applicable. Because the Selling Stockholders may offer all or some of the Resale Shares which they hold pursuant to the offering contemplated by this Prospectus and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the Resale Shares, no estimate can be given as to the amount of Resale Shares that will be held by the Selling Stockholders after completion of this offering. The Resale Shares offered by this Prospectus may be offered from time to time by the Selling Stockholders named below:


                                                              Ownership
                                                            After Offering
                                                            --------------
                                              Number
                        Number of Shares    of Shares
 Name and Address of     Owned Prior to       Being      Number of
Selling Stockholders        Offering         Offered       Shares     Percent
------------------------------------------------------------------------------

Columbia Spectrum              4,580           4,580          0          0
  Management, Inc.

Columbia Spectrum            278,358         278,358          0          0
  Management Investors, L.P.

Allen Telecom, Inc.           38,338          38,338          0          0

Tom Stroup                   107,001         107,001          0          0

William Welch                 18,321          18,321          0          0

Katherine Grammes              6,870           6,870          0          0

Thomas Lusk                    4,580           4,580          0          0

Bruce B. Bee                   1,192           1,192          0          0

Elizabeth Booth                1,805           1,805          0          0

Michael J. Brown              50,295          50,295          0          0

Eileen M. Byrnes                 836             836          0          0

Judith Channell                  270             270          0          0

James Clements                 2,860           2,860          0          0

CMNY Capital                 113,841         113,841          0          0

Stacey Cohane                  7,867           7,867          0          0

Timothy Collins, Jr.             578             578          0          0

Steven Jay Davis               2,145           2,145          0          0

C.J. Denholm                  21,456          21,456          0          0

John B. DiGiglio               1,430           1,430          0          0

Bruce Ducker                     953             953          0          0

Kenneth R. Etheredge             516             516          0          0

Sam Fasnacht                   1,072           1,072          0          0

Deborah L. Ferguson            1,192           1,192          0          0

Mickey Fouts                   2,257           2,257          0          0

J. Gallagher                   8,582           8,582          0          0

Mary (Blackburn) Greco
   Dockstader                    469             469          0          0

Allen J. Green                   953             953          0          0

Deborah Dana Heuga             1,907           1,907          0          0

Kenneth D. Higgins            35,760          35,760          0          0

Kenneth Higgins,               1,311           1,311          0          0
Cust. for Joleen D. Higgins

Joleen D. Higgins              6,556           6,556          0          0

Kurtis P. Higgins             10,251          10,251          0          0

Maria L. Higgins               7,867           7,867          0          0

Peter B. Holmes               34,806          34,806          0          0

Alan L. Jacobs                   516             516          0          0

David Jackson                  6,436           6,436          0          0

Steven Klein                  11,920          11,920          0          0

Korr Inc.                     17,284          17,284          0          0

Alan L. Madian                 1,811           1,811          0          0

Merrill Lynch                 23,840          23,840          0          0

Donald Newman                  4,769           4,769          0          0

Barbara L. O'Pray, MD          5,905           5,905          0          0
Donald E. Stasko

Bruce L. O'Pray              214,560         214,560          0          0

Suzanne R. O'Pray              6,556           6,556          0          0

Gavin C. Ridge                11,443          11,443          0          0

Michael Schaenen                 516             516          0          0

James A. Schneider             5,960           5,960          0          0

Schneider Securities Corp.       924             924          0          0

Trowbridge Limited             2,384           2,384          0          0

Jonathan M. Wainwright, Esq.     596             596          0          0

William M. White              37,768          37,768          0          0

William M. White, for Wm.      1,192           1,192          0          0
 Whitney  Burke  White
-----------------------------------------------------------------------------
Total:                     1,131,455       1,131,455          0          0



* less than 1%.

1/    Based upon 19,889,627 shares of Common Stock outstanding on March 31,
1997. This Registration Statement shall also cover any additional shares of Common Stock which become issuable in connection with the shares registered for sale hereby by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of the Registrant's outstanding shares of Common Stock.


                      RECENT DEVELOPMENTS

The Acquisitions.

     On March 7, 1997, the Company acquired substantially all of the assets of Columbia Spectrum Management, L.P., a Delaware limited partnership based in Vienna, Virginia ("CSM"), for $8.0 million in cash and Common Stock valued at $14.5 million. The former partners of CSM may receive up to $1,500,000 in cash (as part of such $8.0 million amount) over the next two years, subject to the satisfaction of certain indemnification obligations. CSM provides turnkey relocation services for microwave paths over spectrum allocated by the Federal Communications Commission for Personal Communications Services and other emerging technologies.

     On May 29, 1997, the Company acquired Control Resources Corporation, a Delaware corporation located in Fair Lawn, New Jersey ("CRC"), in a statutory merger. A total of 673,407 shares of the Company's Common Stock valued at $22 million were issued, or will be issuable, to former CRC stockholders and optionholders in exchange for the acquisition by the
Company of all outstanding shares of CRC capital stock and all unexpired and unexercised options to acquire CRC capital stock, which options the Company assumed in the merger. CRC is a provider of integrated network access devices to network service providers and manufactures products used by the communications industry to connect end user sites to a range of communications services. CRC's NetPath product line enables network service providers to offer their customers a migration path from entry-level data services to cost-effective integrated delivery of voice, video and Internet access. The NetPath product line will support the network service
provider's    introduction   of   new   technologies including asynchronous
transfer mode and frame relay.



                      PLAN OF DISTRIBUTION

     The  Company will not receive proceeds from the sale of Resale Shares in
this offering. The Resale Shares offered hereby may  be sold   by   the
Selling Stockholders from time to time in transactions in the Nasdaq market, in negotiated transactions, or a combination of such methods of sale, at fixed prices which may be changed, at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices. The Selling Stockholders may effect such transactions by selling the Resale Shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholders and/or the purchasers of the Resale Shares for whom such broker-dealers may act as agents or to whom they sell as principals, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions).

     In order to comply with the securities laws of certain states, if
applicable,  the  Resale  Shares  will  be  sold   in such jurisdictions
only through registered or licensed brokers or dealers. In addition, in certain states the Resale Shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

     The Selling Stockholders and any broker-dealers or agents that participate with the Selling Stockholders in the distribution of the Resale Shares may be deemed to be "underwriters" within the meaning of the Securities Act, and any commissions received by them and any profit on the resale of the Resale Shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

     The Company has advised the Selling Stockholders that, during such time as they may be engaged in a distribution of the shares of Common Stock included herein, they must comply with the applicable provisions under Regulation M under the Securities Exchange Act of 1934, as amended ("Regulation M") and, in connection therewith, the Selling Stockholders may not engage in any stabilization activity in connection with any securities of the Company, that they must furnish copies of this Prospectus to each broker-dealer through which the shares of Common Stock included herein may be offered, and that they may not bid for or purchase any securities of the Company or attempt to induce any person to purchase any securities of the Company except as permitted under Regulation M. The Selling Stockholders have also agreed to inform the Company and broker-dealers through whom sales may be made hereunder when the distribution of the shares is completed.

     Rules 102 and 103 under the Exchange Act prohibits participants in a distribution from bidding for or purchasing for an account in which the participant has a beneficial interest, any of the securities that are the subject of the distribution. Rule 104 under the Regulation M governs bids and purchases made to stabilize the price of a security in connection with a distribution of the security.

     The Resale Shares were originally issued in the Acquisitions pursuant to exemptions from the registration requirements of the Securities Act provided by Section 4(2) thereof. The Company agreed to register the Resale Shares under the Securities Act. The Company has agreed to pay all fees and expenses incident to the filing of this Registration Statement other than underwriting discounts, commissions and fees and disbursements of counsel for the Selling Stockholders.




                         LEGAL MATTERS

     The validity of the securities offered hereby will be passed upon for the Company by Brobeck, Phleger & Harrison LLP, Palo Alto, California. As of the date of this Prospectus, a member of Brobeck, Phleger & Harrison LLP and family members thereof beneficially owned an aggregate of approximately 25,000 shares of the Company's Common Stock.




                            EXPERTS

     The consolidated balance sheets of the Company as of December 31, 1996 and 1995 and the related consolidated statements of operations, stockholder's equity and cash flows for each of the three years in the period ended December 31, 1996, incorporated by reference from the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996 into this Prospectus, have been incorporated herein in reliance on the report of Price Waterhouse, LLP, independent accountants, given on the integrity of that firm as experts in accounting and auditing.

     The financial statements of CSM as of and for the years ended December 31, 1996 and 1995, appearing in the Company's Current Report on Form 8-K filed on March 21, 1997, as amended, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report appearing therein and incorporated herein by reference. Such financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

     The financial statements of CRC as of December 31, 1996 and 1995, and for each of the years in the two-year period ended December 31, 1996, have been incorporated by reference from the Company's Current Report on Form 8-K filed on June 13, 1997, as amended, into this Prospectus and in the registration statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The report of KPMG Peat Marwick LLP covering the December 31, 1996 and 1995 financial statements contains an explanatory paragraph that states that CRC's 1996 losses from operations and net stockholders' deficit raise substantial doubt about CRC's ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of that uncertainty.



                                   PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

     The  following table sets forth an itemized statement  of all estimated
expenses  in  connection  with   the   issuance and distribution of the
securities being registered:

     SEC Registration fee ....................................  $ 11,208.26
     Legal expenses ..........................................    50,000.00
     Accounting fees and expenses ............................    12,500.00
             Total ...........................................  $ 73,708.26


Item 15. Indemnification of Directors and Officers

     Section 145 of the Delaware General Corporation Law authorizes a court to award or a corporation's Board of Directors to grant indemnification to directors  and  officers  in terms sufficiently  broad to
permit such indemnification under certain circumstances   for  liabilities
(including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended (the "Act"). Article VII of the Registrant's Bylaws provides for mandatory indemnification of its directors and permissible indemnification of its officers, employees and other agents to the maximum extent permitted by the Delaware General Corporation Law. The Registrant has entered into Indemnification Agreements with its officers and directors which are intended to provide the Registrant's officers and directors with further indemnification to the maximum extent permitted by the Delaware General Corporation Law. Reference is also made to Section 1.10 of the Restated Investor Rights Agreement contained in
Exhibit 4.3 incorporated by reference herein, which contains provisions indemnifying officers and directors of the Registrant against certain liabilities. Reference is also made to the Underwriting Agreements entered into in connection with the Company's three public offerings indemnifying officers and directors of the Company and other persons against certain liabilities, including those arising under the Act.


Item 16.  Exhibits and Financial Statement Schedules

  Number                         Description
 -------                        -------------

  2.1(4) Asset Purchase Agreement dated February 12, 1997, by and among the Company, P-Com Field Services, Columbia Spectrum Management, L.P., and thePartners of Columbia Spectrum Management, L.P.

  2.2(5) Agreement and Plan of Reorganization, dated as of April 14, 1997, by and among the Company, P-Com Merger Subsidiary,
                 Inc., Control Resources Corporation and   certain
                 shareholders of Control Resources Corporation.

  4.1(1)         Form of Common Stock Certificate.

  4.3(1) Amended and Restated Investor Rights Agreement dated January 11, 1995, by and among the Company and the parties thereto.

  4.4(1) Form of Warrant to Purchase Common Stock of the Company, forms of Letter Agreements amending Warrant to Purchase Common Stock and list of holders thereof.

  4.5(1) Warrant Purchase Agreement dated November 9, 1992, by and between the Company and Dominion Ventures, Inc.
                 ("Dominion"); Series A Preferred Stock Warrant dated January 8, 1992 issued to Dominion.

  4.6(1) Warrant Purchase Agreement dated June 23, 1993 by and between the Company and Dominion; Series B Preferred Stock Warrant dated June 23, 1993 issued to Dominion.

  4.7(1) Letter Agreement dated June 23, 1993, by and between the Company and Dominion.

  4.8(1) Series C Preferred Stock Warrant dated January 10, 1995, issued to Applied Telecommunication Technologies, Inc.

  4.9(2) Amendment and Consent to Amended and Restated Investors Rights Agreement, dated July 28, 1995, by and among the Company and the parties thereto.

  4.10(3) Second Amendment and Consent to Amended and Restated Investors Rights Agreement, dated April 15, 1996, by and among the Company and the parties thereto.

  4.11(4) Registration Rights Agreement dated as of February 12, 1997 by and among the Company and the parties thereto.

  4.12(5) Registration Rights Agreement dated as of April 12, 1997 by and among the Company and the parties thereto.

  5.1            Opinion of Brobeck, Phleger & Harrison LLP.

  23.1           Consent of Price Waterhouse LLP, Independent Accountants.

  23.2           Consent of Ernst & Young LLP, Independent Accountants.

  23.3           Consent of KPMG Peat Marwick LLP, Independent Accountants.

  23.4           Consent of Brobeck, Phleger & Harrison LLP (included in
                 Exhibit 5.1).

  24.1           Power of Attorney (see page II-3).

---------------------

(1) Incorporated by reference to identically numbered exhibits included in the Company's Registration Statement on Form S-1 (File No. 33-88492) declared effective with the Securities and Exchange Commission on March 2, 1995.

(2) Incorporated by reference to an identically numbered exhibit included in the Company's Registration Statement on Form S-1 (File No. 33-95392) declared effective with the Securities and Exchange Commission on August 17, 1995.

(3) Incorporated by reference to an identically numbered exhibit included in the Company's Registration Statement on Form S-3 (File No. 333-3558) declared effective with the Securities and Exchange Commission on May 16, 1996.

(4) Incorporated by reference to the Company's Current Report on Form 8-K filed on March 21, 1997 (File No. 0-25356).

(5) Incorporated by reference to the Company's Current Report on Form 8-K filed on June 13, 1997 (File No. 0-25356).


Item 17.  Undertaking

     Insofar as indemnification for liabilities arising under the Act  may be permitted to directors, officers and controlling persons of the Registrant pursuant to the Delaware General Corporation Law, the
Certificate of Incorporation or  the  Bylaws of   the  Registrant,
Indemnification Agreements entered into between the Registrant and its officers and directors, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable. In the event that a claim for indemnification
against  such  liabilities  (other  than  the  payment   by the Registrant
of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

        (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

        (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum
              aggregate offering price set forth in the "Calculation   of
              Registration Fee" table in the effective registration statement.

     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.



                           SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Campbell, State of California on this 27th day of June, 1997.

                              P-Com, Inc.


                              By:    /s/ George P. Roberts
                                     ----------------------------
                                     (George P. Roberts)
                                     Chairman of the Board and
                                     Chief Executive Officer




                       POWER OF ATTORNEY

      KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints George P. Roberts and Michael J. Sophie, and each of them singly, as true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities to sign the Registration Statement filed herewith and any or all amendments to said Registration Statement (including post-effective amendments and
registration   statements  filed  pursuant  to   Rule   462 and
otherwise), and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission granting unto said attorneys-in-fact and agents the full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the foregoing, as full to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his substitute, may lawfully do or cause to be done by virtue hereof.


     Witness our hands on the date set forth below.

      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

       Signature                      Title                          Date
       ---------                      -----                          ----

/s/ George P. Roberts        Chairman of the Board and            June 27, 1997
--------------------------   Chief Executive Officer and Director
   (George P. Roberts)       (Principal Executive Officer)


/s/ Michael J. Sophie        Chief Financial Officer and          June 27, 1997
--------------------------   Vice President, Finance and
   (Michael J. Sophie)       Adminstration
                             (Principal Accounting and
                             Financial Officer)


/s/  Gill Cogan              Director                             June 27, 1997
--------------------------
    (Gill Cogan)


/s/  John A. Hawkins         Director                             June 27, 1997
--------------------------
    (John A. Hawkins)


/s/  M.  Bernard Puckett     Director                             June 27, 1997
--------------------------
    (M. Bernard Puckett)


/s/  James J. Sobczak        Director                             June 27, 1997
--------------------------
    (James J. Sobczak)




                          P-COM, INC.

                       Index to Exhibits

  Exhibit               Description
  -------               -----------

   2.1(4) Asset Purchase Agreement dated February 12, 1997, by and among the Company, P-Com Field Services, Columbia Spectrum Management, L.P., and the Partners of Columbia Spectrum Management, L.P.

   2.2(5)     Agreement and Plan of Reorganization, dated as  of  April 14,
              1997, by and among the Company, P-Com Merger   Subsidiary,   Inc.
              and   Control Resources Corporation.

   4.1(1)     Form of Common Stock Certificate.

   4.3(1)     Amended   and  Restated   Investor Rights Agreement  dated
              January 11, 1995, by and among the Company and the parties thereto.

   4.4(1)     Form of Warrant to Purchase Common Stock  of the   Company,
              forms of Letter Agreements amending Warrant to Purchase Common Stock and list of holders thereof.

   4.5(1) Warrant Purchase Agreement dated November 9, 1992, by and between the Company and Dominion Ventures, Inc. ("Dominion"); Series A Preferred Stock Warrant dated January 8, 1992 issued to Dominion.

   4.6(1) Warrant Purchase Agreement dated June 23, 1993 by and between the Company and Dominion; Series B Preferred Stock Warrant dated June 23, 1993 issued to Dominion.

   4.7(1) Letter Agreement dated June 23, 1993, by and between the Company and Dominion.

   4.8(1) Series C Preferred Stock Warrant dated January 10, 1995, issued to Applied Telecommunication Technologies, Inc.

   4.9(2) Amendment and Consent to Amended and Restated Investors Rights Agreement, dated as of July 28, 1995, by and among the Company and the parties thereto.

  4.10(3) Second Amendment and Consent to Amended and Restated and Investors Rights Agreement, dated as of April 15, 1996 by and among the Company and the parties thereto.

  4.11(4) Registration Rights Agreement dated as of February 12, 1997 by and among the Company and the parties thereto.

  4.12(5) Registration Rights Agreement dated as of April 12, 1997 by and among the Company and the parties thereto.

  5.1         Opinion of Brobeck, Phleger & Harrison LLP.

  23.1        Consent  of  Price  Waterhouse  LLP, Independent Accountants.

  23.2        Consent of Ernst & Young LLP, Independent Accountants.

  23.3        Consent of KPMG Peat Marwic  LLP, Independent Accountants.

  23.4        Consent of Brobeck, Phleger & Harrison LLP
              (included in Exhibit 5.1).

  24.1        Power of Attorney (see page II-3).

-----------------------------

(1) Incorporated by reference to identically numbered exhibits included in the Company's Registration Statement on Form S-1 (File No. 33-88492) declared effective with the Securities and Exchange Commission on March 2, 1995.

(2) Incorporated by reference to an identically numbered exhibit included in the Company's Registration Statement on Form S-1 (File No. 33-95392) declared effective with the Securities and Exchange Commission on August 17, 1995.

(3) Incorporated by reference to an identically numbered exhibit included in the Company's Registration Statement on Form S-3 (File No. 333-3558) declared effective with the Securities and Exchange Commission on May 16, 1996.

(4) Incorporated by reference to the Company's Current Report on Form 8-K filed on March 21, 1997 (File No. 0-25356).

(5) Incorporated by reference to the Company's Current Report on Form 8-K filed on June 13, 1997 (File No. 0-25356).





                                  June 27, 1997



P-Com, Inc.
3175 S. Winchester Boulevard
Campbell, CA  95008

Ladies and Gentlemen:

            We   have  acted  as  counsel  to  P-Com,  Inc. (the
"Company"), a Delaware corporation, in connection with its registration of 1,131,455 shares of Common Stock (the "Common Stock") as described in the Company's Registration Statement on Form S-3, filed with the Securities and Exchange Commission under the Securities Act of 1933. The Common Stock consists of shares that may be offered by certain stockholders of the Company or by pledgees, donees, transferees or other successors in interest that receive such shares as a gift, partnership distribution or other non-sale related transfer (the "Resale Shares").

          We are familiar with the corporate proceedings taken by the Company in connection with the issuance and sale of the Resale Shares. It is our opinion that the Resale Shares have been
duly   authorized  and  are  validly  issued,  fully   paid and
nonassessable.

          We consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to this firm under the caption "Legal Matters" in the Prospectus which is part of the registration Statement.




                              Very truly yours,




                              BROBECK, PHLEGER & HARRISON LLP